Exhibit 10.26

Anthony S. Marino

Group VP Human Resources and

Chief Human Resources Officer

September 25, 2008

Dear Alvaro:

On behalf of the Compensation & Leadership Committee of GMAC (the “Committee”), this letter outlines actions recently taken by the Committee relative to your compensation as CEO of GMAC.

First, by mutual agreement and at your request, you have agreed to waive your rights under your former employment agreement dated September 1, 2007. You will become a participant in the GMAC LLC Senior Leadership Severance Plan as described in your Participation Agreement.

Based on its review of the competitive market for CEO positions at comparable firms, the Committee has decided to maintain your current annual base salary of $1.2 million and to increase your AIP Target Bonus to $4 million, effective for calendar year 2008. As you know, actual bonus amounts are determined at year-end and are at the discretion of the Committee.

As outlined in your Award Letter dated September 15, 2008, you have also been awarded 9.73 bps of Restricted Stock Units (RSUs) under the GMAC Long-Term Incentive Plan LLC Long-Term Equity Compensation Incentive Plan (the “Plan”).

The Committee has also determined that you will continue to be provided with access to private jet transportation for business and personal use under the following terms. Personal use will be reported as W-2 income consistent with Treasury Regulations. Additionally, the incremental cost of providing the aircraft for personal use during your employment when you or your guests are passengers will be deducted from any compensation that becomes payable to you from any grants of Stock Appreciation Rights (SARs) that are granted to you under the Plan. This means than GMAC will reduce the amount otherwise payable to you by March 15, 2013 from your grants of SARs by the amount of the incremental costs incurred by GMAC for the personal use of aircraft during your employment when you or your guests are passengers. In no case, however, shall you be responsible for payment for any personal use that exceeds the value of your compensation that becomes payable from SARs granted under the Plan.

Please acknowledge your understanding and acceptance of these terms by signing below and returning to me.

Sincerely,

Anthony S. Marino
Chief Human Resources Officer

Acknowledged and agreed:

/s/ Alvaro de Molina	Sept. 30, 2008
Alvaro de Molina	Date